Exhibit 5.1

Our ref                      ELR/695069-000001/20583299v4

9F Inc.

Room 1607, Building No. 5, 5 West Laiguangying Road

Chaoyang District, Beijing 100012

People’s Republic of China

5 November 2021

Dear Sirs

9F Inc.

We have acted as Cayman Islands legal adviser to 9F Inc. (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering and resale by certain selling shareholder of up to 44,788,667 Class A ordinary shares, par value US$0.00001 per share, of the Company (the “Shares”), issuable upon exercise of certain warrants (the “Warrants”) held by such selling shareholder, including Shares represented by American depositary shares, each of which represents one Class A ordinary share (“ADSs”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

1Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1The certificate of incorporation of the Company dated 23 January 2014 and the certificate of incorporation on change of name dated 18 June 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2The sixth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 17 July 2019 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the "Memorandum and Articles").

1.3The written resolutions of the directors of the Company dated September 1, 2021 (the "Directors' Resolutions").

1.4A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 24 August 2021 (the "Certificate of Good Standing").

1.6The Registration Statement.

1.7The Warrant Agreement entered into between the Company and MOVEON EFFORT LIMITED, dated 5 November 2021 (the “Warrant Agreement”).

2Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2All signatures, initials and seals are genuine.

2.3There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 shares comprising of (i) 4,600,000,000 Class A Ordinary Shares of a par value of US$ 0.00001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 200,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3The execution, delivery and performance of the Warrant Agreement have been authorised by and on behalf of the Company and the Warrant Agreement has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.4The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4Qualifications

In this opinion the phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP
/s/ Maples and Calder (Hong Kong) LLP

Director's Certificate